EXHIBIT 99

                          SMITHFIELD FOODS NEWS RELEASE

                            [SMITHFIELD FOODS LOGO]


                                                            FOR MORE INFORMATION
FOR IMMEDIATE RELEASE
                                                                   AARON D. TRUB
                                                                    757-365-3000

                            SMITHFIELD FOODS REPORTS
                          RECORD THIRD QUARTER EARNINGS
                                   ----------
                    REACHES AGREEMENT IN PRINCIPLE TO ACQUIRE
                         CARROLL'S FOODS AND AFFILIATES

EARNINGS REPORT

         Smithfield, Virginia, February 25, 1999 - Smithfield Foods, Inc. (NASDAQ:SFDS) today reported record third quarter earnings in fiscal 1999. Net income in the quarter ended January 31, 1999 increased to $55.0 million, or $1.31 per diluted share, from $23.7 million, or $.60 per diluted share, in the same quarter a year ago.
         Net income in the first nine months of fiscal 1999 increased to $68.1 million, or $1.69 per diluted share, from net income of $32.7 million, or $.82 per diluted share, in the nine-month period a year ago. The net income in the first nine months of fiscal 1998 included a nonrecurring charge of $12.6 million ($.32 per diluted share), which reflected penalties imposed against the Company in a case brought by the U.S. Environmental Protection Agency. The judgement has been appealed. Excluding the nonrecurring charge, the Company had net income of $45.3 million, or $1.14 per diluted share, in the first nine months of fiscal 1998.
         Sales for the third quarter of fiscal 1999 were $1.04 billion, down from $1.10 billion in the same quarter of fiscal 1998. Sales for the first nine months of fiscal 1999 were $2.78 billion, down from $2.99 billion in the same nine-month period a year ago. The decrease in sales in both periods was due to lower unit selling prices for the Company products, reflecting substantially lower hog and raw material prices which were not entirely offset by increased unit sales volume in each period.

         Smithfield Foods' fiscal 1999 third quarter was the best quarter in the Company's history. The quarter's excellent results were fueled by a substantial increase in the profitability of the Company's Meat Processing Group. The Group, benefiting from the lowest hog prices in some five decades, experienced a sharp improvement in margins and profitability in its fresh pork operations.
         The substantial improvement in the performance of the Meat Processing Group more than compensated for sizeable losses suffered in the quarter by the Company's Hog Production Group. The level of hog prices which provided the opportunity for substantial improvement in the performance of the Meat Processing Group had the opposite effect on the performance of the Hog Production Group.
         "The counter-cyclical effects of meat processing and hog production were clearly evident in our third quarter," Joseph W. Luter, III, chairman and chief executive officer of Smithfield Foods, stated. Hog prices have rebounded sharply from the lows reached in December, and while this rebound will, to some extent, cut into our fresh pork margins, it will, on the other hand, reduce our losses from hog production.
         "Our vertical integration strategy clearly demonstrates that it insulates the Company from violently cyclical swings in earnings and allows the Company to meet or exceed prior year's earnings' levels on a consistent basis," Luter said.
         The Company's International Group, which currently consists of Societe Bretonne de Salaisons (SBS) in France and Schneider Corporation in Canada, exceeded expectations in the third quarter and was immediately accretive to earnings.

         "We look forward to a strong fourth quarter and the third consecutive year of record earnings for Smithfield Foods," Luter stated. "Smithfield Foods has established itself as the largest pork processor in the United States and is now pursuing a global growth strategy. We have developed an exceptionally strong base of business in the United States that will serve as a springboard for future growth and consistency in earnings, both here and abroad," Luter said.

ACQUISITION OF CARROLL'S FOODS
         The Company has reached an agreement in principle to acquire all of the capital stock of Carroll's Foods, Inc. and its affiliated companies, which include its ownership interests in Smithfield-Carroll's and Circle Four, for approximately $500 million, consisting of 3.3 million shares of Smithfield Foods common stock, $178 million in cash, and the assumption of approximately $216 million of debt.
         Carroll's Foods is the second largest hog production company in the U.S. and is headquartered in Warsaw, North Carolina. Smithfield-Carroll's and Circle Four are hog production arrangements with Smithfield Foods.
         The acquisition of Carroll's Foods and its ownership interests in Smithfield-Carroll's and Circle Four will increase Smithfield Foods' level of vertical integration to approximately 27 percent from its present level of approximately 11 percent and make Smithfield Foods the largest hog production company in the world. Smithfield Foods is the largest pork processing company in the world, processing approximately 19 million hogs per year.
         "We have had a strategic alliance with Carroll's Foods for many years and are delighted that they will now become a full-fledged member of the Smithfield family," Joseph W. Luter, III, chairman and chief executive officer of Smithfield Foods, stated.

         With this acquisition, the Company has taken a major step toward achieving its long-term strategic goal of becoming a more vertically integrated company. "This acquisition will accomplish in one transaction what the Company had otherwise hoped to achieve in added hog production over the next five to 10 years, assuming such new production could even be added given the current political and environmental climate in existence today," Luter said.
         Smithfield Foods intends to retain the Carroll's Foods name and operate Brown's of Carolina and its other hog production interests under that name. Luter said that the Company does not anticipate any major changes in Carroll's Foods' management team but does expect to take advantage of synergies between its current hog production operations and Carroll's Foods' operations.
         "Given our perception that the trend in hog prices over the next 12 to 24 months will be up, we believe that this acquisition will be accretive to Smithfield Foods' earnings in fiscal 2000 and will substantially enhance its earnings in fiscal 2001," Luter stated.
         The acquisition is subject to, among other things, the successful negotiation of a definitive acquisition agreement, the satisfactory completion of an ongoing due diligence investigation of Carroll's Foods' businesses, any applicable regulatory filings and reviews, and the approval of the Company's Board of Directors.
         The Company expects to close this transaction in May.

FORWARD LOOKING STATEMENT
         This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include, among other information, statements concerning Smithfield Foods' outlook for the future. There may also be other statements of beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking information and statements in this news release are subject to risks and uncertainties, including availability and prices of live hogs and raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments, that could cause actual results to differ materially from those expressed in or implied by the information or statements.
         Smithfield Foods is the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States. The Company's brands include Smithfield Lean Generation Pork, Smithfield Premium, Gwaltney, Patrick Cudahy, John Morrell, Lykes, Esskay, Kretschmar, Valleydale, Jamestown, Dinner Bell, Realean, Patrick's Pride, Great, Tobin's First Prize, Peyton's, Curly's, Ember Farms and others.

                                    * * * * *


CONSOLIDATED STATEMENTS OF INCOME
SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                                                 13 Weeks Ended         14 Weeks Ended     39 Weeks Ended       40 Weeks Ended
(IN THOUSANDS, EXCEPT PER SHARE DATA)           January 31, 1999      February 1, 1998    January 31, 1999     February 1, 1998
-------------------------------------------------------------------------------------------------------------------------------
Sales                                            $ 1,035,728             $1,095,999            $ 2,775,929         $ 2,993,661
Cost of sales                                        834,524                979,408              2,387,415           2,705,972
------------------------------------------------------------------------------------------------------------------------------
Gross profit                                         201,204                116,591                388,514             287,689

Selling, general and administrative expenses          88,780                 64,157                212,751             166,526
Depreciation expense                                  17,740                 11,018                 44,694              31,086
Interest expense                                      10,553                  8,424                 31,175              23,827
Minority interest                                       (765)                   (72)                (3,696)              1,872
Nonrecurring charge 1                                      -                      -                      -              12,600
------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                            84,896                 33,064                103,590              51,778

Income taxes                                          29,916                  9,345                 35,454              19,052
------------------------------------------------------------------------------------------------------------------------------

Net income                                         $  54,980               $ 23,719              $  68,136           $  32,726
------------------------------------------------------------------------------------------------------------------------------

Net income per common share:
   Basic                                            $   1.35                $   .63               $   1.75            $    .87
   Diluted                                              1.31                    .60                   1.69                 .82
------------------------------------------------------------------------------------------------------------------------------

Average common shares outstanding:
   Basic                                              40,856                 37,537                 38,889              37,531
   Diluted                                            41,836                 39,781                 40,376              39,687
------------------------------------------------------------------------------------------------------------------------------

1 Results for the 40 weeks ended February 1, 1998 include a nonrecurring charge of $12.6 million ($.32 per diluted share) related to civil penalties in an environmental case.


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